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                                                                    EXHIBIT 99.2

                          INSITUFORM TECHNOLOGIES, INC.
                         APRIL 30, 2004 CONFERENCE CALL

Operator:     Good day everyone and welcome to this Insituform First Quarter
              2004 Earnings conference call. Today's call is being recorded. At this time for opening comments and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Tom Rooney. Please go ahead sir.

Tom Rooney:   Good morning and welcome to Insituform's conference call.
              Now let me turn it over to Thomas Cook, our General Counsel.

Thomas Cook:  Good morning. Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures and a reconciliation to GAAP results will be available on our web site insituform.com.

              During this conference we'll make forward-looking statements which are inherently subject to risk and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference.

              We do not assume a duty to update forward-looking statements. Please use caution and do not rely on such statements.

Tom Rooney:   Good morning again. It seems like only yesterday that we
              had our last call. And in fact only six weeks have passed so there's not that much new to report. Nonetheless I can provide updates on our initiatives and our operating trends.

              Let me start by making a few comments on the first quarter results. I assume by now that you have received the release. Perhaps the most telling observation that I could make is that there weren't any significant surprises.

              Gross profit declined as expected, primarily attributable to lower pricing in one CIPP market and lower volume in another domestic region because of delays in work releases.

              Operating expenses also as expected increased by nearly 30 percent. In common with practically every other American company, we continue to be affected by increasing employee-related costs. More importantly our higher operating expenses reflect the impact of our key strategic initiatives in the areas of sales, quality control, safety, and product innovation.

              Interest and other expenses nearly tripled, reflecting our $65 million senior note offering in April of 2003 and approximately $300,000 in costs related to restructuring our debt covenants and credit facility last month.

              There is good news to report. During the first quarter our tunneling backlog was up nearly 50 percent over year-end 2003 levels. In the first quarter we were awarded tunneling projects in Oxnard, California, and Charleston, South Carolina. You probably recall that in March, I reported that we had bid on tunneling projects totaling $500 million in the first two months of 2004.
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              Much of that work has yet to be awarded. Moreover, prospects for further bidding in the tunneling market remain bright. For all of 2004, tunneling is projected to show an increase in bidding of 400 to 600 percent over 2003 numbers.

              Although competition in CIPP remains intense, definite signs of improvement are beginning to emerge in certain geographic markets.

              I'm especially pleased with the positive impact that our re-invigorated financial team has begun to have on our balance sheet. Due to disciplined working capital management, our cash position declined only $5.2 million from year-end 2003, despite payments of principal and interest totaling 17.5 million. Additionally, our days sales outstanding improved by three days during the quarter.

              Our overall focus remains unchanged. We're working hard to achieve operational excellence. We're working to develop competitive advantages through technological innovation, and we're focused on growing the business.

              As you are all aware, an integral step to growing our business is to rebuild our sales force. In March I reported that we had recently added three individuals to our sales force. Since mid-March, we have continued that trend by adding some three more individuals to our sales force. As you can appreciate, merely adding numbers isn't sufficient. As we increase our sales force, we are identifying and implementing best selling practices which we then share and teach to the entire team.

              Safety continues to be one our most important initiatives aimed at operational excellence. You will recall that we hired a new corporate safety director last fall. We have begun to see a modest statistical improvement in our safety record. But we're not aiming for modest. As in all Insituform's operations, our goal is to be world class.

              As I have stated repeatedly before, these initiatives will not have a significant impact on the bottom line until late next year. Nonetheless, I am becoming increasingly encouraged about our ability to capitalize on a tremendous market potential.

              Looking ahead, we are confident that earnings per share in the second quarter, while by no means reflecting our potential, will be well ahead of first quarter results. Although I will continue to stress that we are managing Insituform for the long run, we are striving to show steady progress with each quarter.

              Now I would like to open up the call to questions.

Operator:     Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touch-tone telephone. And if you're using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment.

              Once again, that's star one if you would like to pose a question at this time. We'll go first to James Gentile of Sidoti and Company.

James Gentile: Hi, good morning. I was - over the past few quarters you guys have been giving us segment breakdowns with gross profit and operating income per segment. And unfortunately, this press release didn't have that information. I was just wondering why? And if you can give that information to us?
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Chris Farman: You're right. We have not provided this information this quarter. And I believe that we - it's been a few quarters that we haven't provided this information. But we will consider doing that going forward.

James Gentile: OK. No, we definitely got it last quarter, because my model is driven on, you know, the gross profit assumptions going forward. Anyway - you know, you mention that the tunneling - you scored some new tunneling business in Charleston, and Oxnard, California. And bidding activity as you stated was up 400 to 600 percent. That's great. I'm just wondering if you have any idea as to the gross margin that you guys are trying attain with these new contracts? And if you can give us any guidance toward, you know, how that's going to perform going forward?

Tom Rooney:   Are you talking specifically in the tunneling area?

James Gentile: Yes.

Tom Rooney:   The basics of supply and demand would suggest that limited resources to provide tunneling services at a time with dramatic increases in demand for tunneling, the gross margins would move up. And we've absolutely seen that. We've increased our own gross margins for tunneling an appreciable amount. We obviously aren't going to disclose what our gross margin targets are for competitive reasons, but we don't intend to grow or allow our tunneling business to grow 400 to 600 percent because at that point it's reckless.

James Gentile: Sure.

Tom Rooney:   We do expect to grow the top line. But we also absolutely
              see bottom line growth as well. So whether we wanted to see that or not, supply and demand, the supply and demand curve is dictating that - with limited new entrants - they're enough barriers to entry in the tunneling business that there are apt to be in the long run new entrants, but not in the short run. And that obviously causes market conditions to allow for much better margins.

James Gentile: OK. And do you have any long-term annual SG&A or R&D dollar budgets that you can kind of tell us - are you going to be sitting here, you know, $86 million at the end of 2005? Or, you know, some of the one-time consulting fees as you're going through the restructuring process will obviously dissipate over time. Where is the leverage going to be on the SG&A line going forward?

Tom Rooney:   Yes, no, you're right. We have cost impact right now increasing the SG&A in the area of consultants in some. We're not using consultants in all of our initiatives as you would well imagine.

James Gentile: Yes.

Tom Rooney:   But between internal investments and the use of outside support consultants, SG&A is significantly higher. We'll continue to grow as we bring forward intelligent expenditures on the initiatives.
              Those expenditures begin to trail off in the next year, year and a half.

James Gentile: OK.

Tom Rooney:   And at that same time, we get the leverage benefit of cost reduction. So we go up for three to four quarters and then the absolute expectation is to begin to drop significantly in
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              the four to eight quarter horizon. But as to specific number targets, we're not releasing that information.

James Gentile: OK. And just one last question. You stated that EPS for the second quarter will exceed first quarter by, you know, by a dramatic number. I mean are we talking percentage wise, a 100 percent? Or are we talking of more a normalized kind of 15 cent number potentially which seems to be - you know, could be the trend going forward? I mean how are you guys looking at that improvement sequentially?

Tom Rooney:   I don't know that we said dramatic. But ...

James Gentile: ... considerable.

Tom Rooney:   We see improvement. And we're not - we have a newly re-invigorated financial team and we're getting better every day at the forecasting and management both of our cash and our profitability.
              But I would tell you that even today, it would be completely imprudent for us to make specific forecasts.

James Gentile: OK.

Tom Rooney:   We do anticipate a much better second quarter than the first quarter. And we're going to keep moving in that direction.

James Gentile: I just don't know if your improvement is referring to a percentage increase or an actual you know, dollar increase which would be more indicative of your historical performance.

Tom Rooney:   I'm not sure where you would be thinking in terms of a percentage increase but if it's a ...

James Gentile: ... well a large percentage off of a small number is still a small number relative to where you were in the past.

Tom Rooney:   You're right. You're right. And we're not managing the company to get back to laudable past earnings in one quarter or two.

James Gentile: Right.

Tom Rooney:   So relative to that which we've reported and will report for the first quarter, it's a significant move up.

James Gentile: OK. Thank you.

Tom Rooney:   Thank you.

Operator:     We'll go next to Jeff Beach of Stifel Nicolaus.

Jeff Beach:   Good morning, Tom.

Tom Rooney:   Hey, Jeff.  Good morning.

Jeff Beach:   Two questions. First, can you provide us with just the segment sales for the three divisions or at least for tunneling and - I guess if you give us two we get three. But for tunneling and sewer rehab? Rather than have us wait for the 10Q to come out?
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Tom Rooney:   Yes, Chris. Do you want to go through that?

Chris Farman: Revenues for rehab were 95 million, tunneling 26, and Tite Liner is 6.

Jeff Beach:   All right. And my second question is - can you talk generally about the conditions in sewer rehab, specifically, you know, order trends that you've seen in April? Or the latest order trends and indications from bidding activity in the municipalities looking ahead here to the next month or two? Talk about the pricing trend in the last couple of months? And then in terms of geographic markets, kind of watching and reading over the last couple of quarters, it seems like every quarter there's some geographic market that's a little bit weaker or there's project delays. And I just wonder if it's consistently the same one or two geographic markets? Or if it's kind of a moving target? And whether those markets are showing signs of improvement?

Tom Rooney:   It does tend to be somewhat consistent by geography, Jeff. Certain geographies - your question really I think is composed of two questions. One is - what is the outlook? And the other is - are the depressed results relegated to a consistent area or two?

              Yes, it's currently relegated to a consistent area or two. As to the overall economics, we are seeing certain of our business units enjoying more bidding activity with greater margins. We have other business units that have very competitive environments, and therefore the margins aren't moving up. And we have other business units that have competitive margins with significant new work.

              So it appears generally speaking that the market internationally is beginning to warm up. But it's very much at the earliest stages. And I'm not ready to call it a mass-market move yet. But every market is a little bit different. Both in terms of availability of work and margin pressure. And as I say, some we have both up trends, a lot more work with a lot higher margins. And in other areas, we have tight work, tight margins. And in some cases we have tight margins, and lots of work, which would defy supply and demand.

              But generally speaking there seems to be a mild early stage upward trend.

Jeff Beach:   And just specifically with pricing - is pricing flattening out now after deterioration last year?

Tom Rooney:   On a global basis, the answer would probably be - the price decreases have begun to slow greatly. And in some areas we're seeing price increases. And yet in other areas pricing seems to be stagnant and low.

              So it's not one market, Jeff. We've got a basket full of results. But there does appear to be some kind of a floor under which the market just can't reduce the prices. And people don't make money. And in many markets I would tell you that it seems to have hit that floor.

Jeff Beach:   Thanks.

Tom Rooney:   Thank you.

Operator:     Again that is star one if you would like to pose a question. We'll go to Lorraine Maikis of Merrill Lynch.

Lorraine Maikis: Thank you. You mentioned your tunneling backlog being up significantly in the quarter. Could you give us a rehab backlog figure?
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Tom Rooney:   It's fairly flat.

Lorraine Maikis: Flat. OK. And then in the areas where maybe you're using price to compete a little bit or pricing is weaker, are you seeing the benefit in your volumes coming in?

Tom Rooney:   Yes.

Lorraine Maikis: OK. So that strategy is working in certain areas?

Tom Rooney:   We have several areas where we don't like the margin, but we're able to have very efficient crew utilization. And with that efficient crew utilization, we're also working diligently on crew productivity that goes beyond utilization. So in markets where the margins are depressed, we still play in those markets. And we've found ways to increase our profitability given low margins.

Lorraine Maikis: And then with the flat backlog in your core business, do you think that the pricing strategy will have to be rolled out into other areas to build your business?

Tom Rooney:   No, we see each market as completely independent. We have some markets where we hold as much as 90 to 100 percent of the market share. And in substantial markets. And in other areas we're one of five competitors that fight vigorously for the work.

              In the areas where we have 90 to 100 percent market share, it's not because we have low prices. It's usually because we have established ourselves as superior in both production and in quality to the end user. To where we even win work frequently by being the second place bidder.

              So one strategy does not fit all. And we don't intend to vacate any markets. But we don't intend to grow the business with reckless bidding. But we're being intelligent about bidding in certain markets where we're up against stiff competition.

Lorraine Maikis: OK. And then could you talk about - when you say there are areas where there are five competitors. Are they typically other construction companies? Or other trenchless companies or a combination of both?

Tom Rooney:   We see a lot of firms that weren't in this industry five years ago. And when the economy collapsed, well nationally, but certainly in certain locations - they would typically be generic utility contractors that would dash into our industry because it looks easy. Try it. Compete. But interestingly enough, many of those firms cycle back out after about a year and half when they realize that the work is more sophisticated than it looks like on the surface.

              So we endure the incidental competitors coming in from some other business. Some do succeed and stay in the business. But this is a business where economies of scale in order to get productivity and what not, count a great deal. But we, you know, we obviously can't control who comes and goes in our market.

              But in the markets where we've established ourselves for a long time as a dominant player, our advantages are so prohibitive that even the incidental players have a very hard time getting any of the work. Because we've been able to get such efficiencies that we're able to bid at reasonable prices and still be more competitive.

Lorraine Maikis: OK. And one last question - glad to hear the safety initiatives are going well. Do you have a time when you'll sit back down with your insurance providers and you'll give them some data on this, and maybe get your insurance rates down a little bit?

Tom Rooney:   Well, a couple of thoughts there. We sit down with our - our insurance provider is very much our partner in this. And I'm not saying that lightly. They provide us tremendous resources in terms of understanding the statistics and leading indicators and what not. Which we understand ourselves as well. So we're very much in a partnership with our providers. So we meet and talk and discuss these issues frequently. And exchange understandings of what's going on.

              Having said that, you have to prove yourself over two-year periods before trends are believable and affect then your premium. So this is a two- to four-year process. Frankly it's a forever process. But in regards to bringing our rates down, it's going to be a two- to four-year process.

Lorraine Maikis: OK. Thank you.

Tom Rooney:   Thank you.

Operator:     We'll go next to John Quealy of Adams, Harkness, and Hill.

John Quealy:  Hi, good morning, Tom, and Chris.

Tom Rooney/Chris Farman: Good morning.

John Quealy:  A quick question for you on the tunneling side. Activity sure seems to be picking up there. And you had some nice project wins in the quarter. There are also some that got away in the quarter. One of the biggest down at Atlanta, $200 million project - Tom can you talk about your strategy for going after some of these larger projects? This particular one, the low bidder was down under 20 percent under some of the competitors. Can you just talk a little bit how you split the market up between some smaller tunneling jobs and larger? And what your strategy is for winning some of these jobs?

Tom Rooney:   Sure. Well, to be specific about Atlanta, using round figures. The engineers estimate is $260 million. We bid $267 million. And at $267 million, we took second place on the bid. The third place bidder above us was 267 million and a few hundred thousand dollars. So essentially exactly the same number as ours. And just a few million dollars above the engineers estimate.

              So comparing our $267 million number, the low bidder as I recall was $210 million which is $57 million below our bid and essentially below the engineers estimate and below the third place bidder. I wouldn't take the work at $210 million if it was offered to me tomorrow. So there will always be those anomalies in bidding tunnel work.

              What we're dedicated to doing is bidding the correct numbers so that we can do justice to the project operationally but also make the kind of profit that it requires to do the work.

              We've had very good bid results. In the entire $500 million project or body of work that we have bid in the first quarter, I was very pleased with our results. And in fact much of the work that we have been awarded already in the first quarter, we were awarded by virtue of being the second bidder on the projects. So we have a very talented and very responsible bid team.

              Now to your question of small projects and large projects. The two projects - the one in Oxnard and the one in Charleston - the two put together are about $60 million. So round figures about $30 million for each of those projects.

              We find those as inviting projects as a $267 million project. We do have different bidding strategies in terms of margins. On the one hand, a smaller, $30 million project, has a certain risk profile to it. But it takes about the same management team as does a $267 million project.

              So on the one hand it's got less risk. On the other hand we have more assets deployed against it. So we look at projects both in terms of the risk, the capital for equipment that we have to deploy against the project, and the equipment and resources that we would put after it. And we just have a different way of looking at it.

              Having said that, overall and in general, our gross margins are moving up significantly.

John Quealy:  OK. In moving toward actually the margin question. On the operating side, can you give us an indication of what tunneling was on an operating margin basis for the quarter?

Tom Rooney:   Just give us a second here.

Chris Farman: Roughly 11 percent.

John Quealy:  OK. And I know you folks are fairly early along with repositioning the company both internally and externally, but that 11 to 12 percent number that you've done in the past, is that a goal that you folks would be shooting for in the '05 time frame, excluding, you know, one time closeouts? Is that a decent operating number for the tunneling business in your opinion?

Tom Rooney:   Well, keep in mind the 11 percent that we're referring to now is composed primarily of work that we would have bid, say a year, year and a half ago in a different environment.

              So the environment that we're bidding work today in is just completely different. So we do expect better operating margins. Significantly different.

John Quealy:  OK. In - just to wrap up the tunneling - in Q2, sounds like you're real confident with some operating results out of the business. Can you comment - are there any one time closeouts expected to hit in Q2? Or is this a pure sort of operating, recurring operating business that's given you the strength in Q2?

Tom Rooney:   First of all, I don't want to over-characterize what we expect for
              Q2, but we don't - as I sit here I don't recall any big up or downsides that would contribute. And therefore it's more, if you will, the business as usual.

John Quealy:  OK. Great. And then my last question, Tom. In terms of the sales force, looks like you've added three. That brings it up to roughly 28 or so. Can you comment about your long-term goals for the sales force? And how that compared two to three years ago to Insituform's sales force?

Tom Rooney:   Right. Well, relative to two to three years ago, we're nowhere near the number. But right now we have a significant initiative underway in the area of sales which is composed of two elements.
              One is - we just know that the number, the quantity of sales individuals is too low. But it's not just a head count issue. It's a matter of productivity of each individual and that which we spend.

              So we have a very detailed analysis that we're undergoing right now with the use of an outside consultant to help us to reinvent the paradigm for ourselves in regards to selling strategies. We want win-win strategies with our clients. We have the ability to grow our market. Not just to win the work that's available on the street, but in fact to help counsel our clients on how to get past some of their funding roadblocks and some of their voter roadblocks.

              So we know that we can sell to make the pie larger. We know that we can sell to get more of the pie. We know that we can sell to allow for greater margins. But we also want to make - and therefore we're carefully studying what the paradigm is and should be for Insituform selling.

              We also want to make sure that all of our sales force is held to high standards of accountability for results in terms of following the paradigm and also generating the kind of profits that we demand given the expense that we put through for a salesperson.

              So in addition to reinventing the paradigm with our outside consultant, we're also setting up very intelligent, well-thought-out metrics so that we can hold ourselves accountable. To that end, we will determine what the optimal number of sales people is. In other words, if we begin to find a point in time when adding a sales person does not return a multiple of the investment, then we know we've hit the right point.

              And until we have that model and that paradigm in place, we're left to speculate as to what the right number is. So we're going to come at this much more scientifically. But having said that - where we are today, we know we have far too few people.

John Quealy:  OK. Great. Thanks very much.

Tom Rooney:   Thank you.

Operator:     We'll go next to Pauli Chris of Crown Investment Partners.

Pauli Chris:  Good morning. Are there any segments or regions that were operating at a negative gross margin or operating margin in the quarter?

Tom Rooney:   Well, our business unit that includes Boston, was heavily focused on the Boston remediation effort that we have. And in the fourth quarter of last year, we took a reserve for the cost of remediating that. But our business unit that includes that area has a set number of resources with which to go earn profit.

              And so as a result without - stripped of certain assets to earn profit, that business unit did not generate earnings. And that would be the most - and we understand that. We understood that coming into the quarter. Those assets have been re-deployed now. So those crews are working on new work in the second quarter. And we'll see a flip around - a turn around in that vein.

              We have - I want to say we have one of our overseas business units in one country - has shown weakness for the quarter. But for the most part our business units are profitable.

Operator:     I'm sorry, did you have a follow up?

Pauli Chris:  No that's all thank you.

Operator:     Thank you.

Tom Rooney:   Thank you.

Operator:     We'll go to Jeff Beach of Stifel Nicolaus.

Jeff Beach:   Yes, I've got a couple of more questions. First, can you comment about whether the problems you experienced last year at the old -
              I realize - I don't think they exist anymore - but the old Kinsel and the Elmore operations - are they basically resolved? And you know, you're fully integrated and performing reasonably well?

Tom Rooney:   Jeff, the Elmore side of it is probably the easiest to respond to.
              And yes, we don't roll up our numbers under those headings anymore. But Elmore - the Elmore acquisition is really the West
              Coast part of our tunneling business. And in point of fact through their efforts, or our efforts in that office we acquired the work in Oxnard. And we're very comfortable with the operations out there. So I would tell you that the Elmore acquisition is where we would like it to be. And is a good business unit. And well run and moving forward.

              On the Kinsel side, we - I think we've talked in the past that we've taken the skill set that was Kinsel's, most notably pipebursting and some dig and replace, and some of the other elements that we had, and we've integrated those into our business units in the East Coast, Texas and Southern California. Those business units will never make tremendous amounts of profit for us. But they are good business units to have. So as to putting those problems behind us, those issues are behind us. And now it's just a matter of taking those assets and doing the most that we can with them within our CIPP and rehab business.

Jeff Beach:   Alright. And my other question is - can you give us a sense for the first time, roughly how much your internal improvement systems, consulting, outside of growth for sales, but how much that is roughly costing on a quarterly basis, or an annual basis?
              Can you give us even a wide range?

Chris Farman: I would say, roughly five million per year.

Jeff Beach:   Alright. Thank you.

Operator:     We'll go next to Arnie Ursaner of CJS.

Arnie Ursaner: Good morning. One question I had for you. I know you have focused some of your effort on better utilization of assets or perhaps strategies to lease assets and some other things. Can you update us on that please?

Tom Rooney:   Yes. We refer to that internally as our logistics improvement process. We're very pleased with where we are with that. We conducted a study from December through March. Saw the results of the study in March. Commissioned an execution plan in I believe the first week or two of April. Using an outside expert in the area of logistics.

              And so in point of fact that is one of our more interesting investments. And maybe one of our more expensive investments, but the return we're excited about. That - the first phase of executing logistic improvements is scheduled to be complete at the end of this year. And will return significant multiples of our investment.

              The logistics improvements are aimed at the way we deploy and utilize our trucks, the drivers of those trucks, our wetout facilities, and locations of our wetout facilities, handling of our materials. All of the back, if you will, back office logistics that in the past we've looked at as a necessary evil in terms of an expense stream. And we probably didn't focus as intensely as we could have in terms of financial opportunities there.

              We are very focused on that right now. And that will have significant impact on us in '05. Because as I say, the execution of the first phase is scheduled to be in place by the end of this year.

Arnie Ursaner: And again, just to be clear - to the extent that you're successful, this should dramatically improve your return on invested capital and on assets?

Tom Rooney:   Yes, and the word dramatic - dramatic to me and dramatic to you might mean two different things, but yes. It'll have a material impact on our profitability.

Arnie Ursaner: OK. Thank you.

Tom Rooney:   Thank you.

Operator:     We'll go to Adam Weiss of Chilton Investments.

Adam Weiss:   Hi. I know this is old news, but talking about the Boston project again. When you look back on that and the loss you're going to take versus the - I think it was only a million-dollar project right?

Tom Rooney:   Yes.

Adam Weiss:   Are there any noticeable errors in your bidding process that you've corrected to insure that, you know, it doesn't happen in other projects?

Tom Rooney:   Adam, I don't - we're learning a lot on that project. And I'm going to be a little bit short in talking about the Boston project because we do have litigation underway. But with our insurance carrier, but I can tell you that the bidding of the project, more than likely has nothing to do with what happened.

              Nothing I've seen or read to date would suggest that the way the project was bid contributed. But having said that, we look at our bidding strategy and results and compare final results on every project to initial bid to try to learn and grow from. So in that regard this project wouldn't be any different than any other.

              But I think when you look at a one million-dollar project that costs many times that to complete, you might be led to believe we estimated it wrong. And I don't think that's much of a contributor.

Adam Weiss:   OK. And secondly, when you look at the improvement that you're seeing in the second quarter over the first, how does that differ from the normal seasonal pickup that the business normally experiences?

Tom Rooney:   Well, of course we do have the seasonal pickup. And somewhere in and amongst seasonal pickup and better sales efforts and what have you, we're seeing the gain. And - but I wouldn't - I'm not sure
              I'm ready to say the difference between the first and second quarter is purely seasonal.

Adam Weiss:   OK. And the cured in place, what percentage of your - I don't know if you had already disclosed this - of your revenues was it for the first quarter?

Chris Farman: 95, 96 million out of 128.

Adam Weiss:   So as a percentage of the total company it's still pretty steady?

Tom Rooney:   Yes.

Adam Weiss:   About two thirds of the business.

Tom Rooney:   Yes. Well, keep in mind that the - we expect that the tunneling business by virtue of that which we are bidding today, may well compose a different percentage of our revenues two or three quarters from now.

              When we win tunneling work in one quarter, the revenue won't typically show up for two to three quarters. And will last for a long time. So you're correct, it looks to be fairly steady today, but that's as much a reflection on things that were bid and acquired several quarters ago, versus the revenue we'll have tomorrow based on what we're bidding and acquiring today.

Adam Weiss:   And the job that the gentleman ask about earlier in Atlanta, -
              when you have someone who throws in such a low-ball bid, is that reflective of just too much capacity in this particular market? Or something unique about the firm that bid that low? Or what does that suggest to you about the ability to make an acceptable return in the tunneling business?

Tom Rooney:   Well, from where we sit, - if we had to do it at that number it would not only be not an acceptable return, we would have catastrophic losses, had we to do it at the apparent low bid number.

              But therefore there is an element of irrationality. And so I guess your question is - what would I attribute to the irrationality? But certainly I'm not that party, but I would tell you that in a number of our CIPP markets, we see starved markets where people bid at what might be perceived as an irrationally low number just to keep the doors open. I don't think that's the case in tunneling.

              There is more than enough work in the tunneling industry. Therefore what would one be left to assume in regards to an incredibly low number - I don't know. And I wouldn't want to try to speculate on that.

              In a number of instances we have seen incredibly low bid numbers where bidders seek to get out of the bid because of mathematical errors. So that becomes self evident sometimes after case, after the fact on different projects.

              In the case of Atlanta, we're not privy to conversations between the low bidder and the client. So we would be left to speculate in that particular case what was done?

Adam Weiss:   I mean it's hard to imagine their cost structure is so much lower than yours that would warrant that kind of bid.

Tom Rooney:   I agree.

Adam Weiss:   Unless they're just trying to keep their doors open as well.

Tom Rooney:   I think it - it might accelerate the closing of your doors to do it at that price. But that's again, my speculation.

Adam Weiss:   And in the CIP segment are you seeing some of those firms that are starved for business finding other business elsewhere that may suggest a little bit more rational bidding environment?

Tom Rooney:   We do see competitors fall off the map. And what they do, I don't know. You know, you can try to keep the doors open with volume for a short period of time betting that a market might improve. Or betting that your business could go somewhere else. But that's a short period of time. And keeping the doors open at any cost isn't typically seen as an appropriate strategy. But then again, I'm not those parties.

              We're in this business. We're never leaving this business. And we do very well in it. Our cost structure is also different and we believe better, considerably better than some of them. So at a certain price range we're still making money. We're not making the kind of money that we expect and that our investors expect. But we don't have to depart the market.

              So where people go when the market is that soft like that? I don't know. But they do appear to leave the market for various reasons. And sometimes go out of business.

Adam Weiss:   Is the overall commercial construction environment improving such that it may take some of those marginal CIP players and divert them to other projects? Are you seeing that?

Tom Rooney:   That's a good question. And two years ago, I probably could have answered that question. But I'm less conversant in it today.

Adam Weiss:   OK. Thank you.

Operator:     We'll go to Pauli Chris of Crown Investment Partners.

Pauli Chris:  Hi. Your characterization for significant improvement in the second quarter. Since you wouldn't talk about whether that meant percentage terms or dollars, can you tell us do you mean significant improvement from the first quarter or the second quarter of prior year? Thank you.

Tom Rooney:   From the first quarter to the second quarter of this year.

              And how many more questions do we have in line?

Operator:     At this time there is no one else in the queue.

Tom Rooney:   OK. Well, that's great. Well, in summary then, I guess I would like to say I appreciate everybody participating in the call today. And to sum things up, we remain single mindedly focused on implementing our strategic initiatives. We have seen progress in several key initiative areas. And we realize that there's still a lot of hard work ahead, but we're putting together a team that is up to the challenge. And finally, we're managing Insituform for solid long-term success.

              So we thank everybody for participating today.

Operator:     And that concludes today's conference call. We thank you for your participation. You may disconnect at this time.

                                       END